Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-116544 on Form S-8 of our report dated March 30, 2005, relating to the 2004 consolidated financial statements and financial statement schedule of Stratagene Corporation and subsidiaries, appearing in this Annual Report on Form 10-K of Stratagene Corporation for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

San Diego, California
March 12, 2007